UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 17, 2013 (September 17, 2013)

Springleaf Finance Corporation

(Exact name of registrant as specified in its charter)

Indiana	1-06155	35-0416090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 N.W. Second Street,

Evansville, Indiana 47708

(Address of principal executive offices)(Zip Code)

(812) 424-8031

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.             Regulation FD Disclosure

The information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Proposed Purchase of Loans under SFFC Senior Secured Term Loan Facility and New Loan Tranche

On September 17, 2013, Springleaf Finance Corporation (the “Company” or “SFC”) entered into an engagement letter with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) to confirm the engagement of MLPFS to use its commercially reasonable efforts in connection with the proposed purchase by Springleaf Financial Funding Company (“SFFC”) of at least $250.0 million of the outstanding principal amount of loans under the Company’s senior secured term loan, under which SFFC is the borrower (the “SFFC Senior Secured Term Loan Facility”), and concurrent establishment of a new tranche of term loans (the “New Loan Tranche”) under the SFFC Senior Secured Term Loan Facility in a principal amount equal to the principal amount of outstanding loans so purchased. SFFC would remain the borrower of the loans made under the New Loan Tranche. The New Loan Tranche would be guaranteed by the Company and by certain of the consumer finance operating subsidiaries of the Company (collectively, the “SFC Subsidiary Guarantors”, and each a “SFC Subsidiary Guarantor”), and the New Loan Tranche would be secured by the same collateral as, and on a pro rata basis with, the existing loans under the SFFC Senior Secured Term Loan Facility. Pursuant to the terms of the engagement letter, the remainder of the terms and provisions of the New Loan Tranche are proposed to be substantially the same as the terms and provisions of the SFFC Senior Secured Term Loan Facility, except for the following: (i) the maturity date of the loans made under the New Loan Tranche would be six years after the date such loans are made, (ii) with respect to Eurodollar rate loans, the loans under the New Loan Tranche would have an interest rate margin over LIBOR of 3.50%, subject to a LIBOR floor of 1.25%, and with respect to base rate loans, the loans under the New Loan Tranche would have an interest rate margin over the base rate of 2.50%, (iii) a covenant would be added restricting SFC or any of its subsidiaries from (x) exercising its option to allocate prepayments to the New Loan Tranche until the existing loans under the SFFC Senior Secured Term Loan Facility that are not purchased with the proceeds of the loans made under the New Loan Tranche have been paid in full and (y) incurring any institutional term loan financing (including through any waiver, consent or amendment of the New Loan Tranche) for the primary purpose of prepaying or refinancing the New Loan Tranche and having a lower weighted average yield to maturity than the weighted average yield to maturity of the New Loan Tranche; provided that after the repayment in full of the existing loans under the SFFC Senior Secured Term Loan Facility that are not purchased with the proceeds of the loans made under the New Loan Tranche, SFC or any of its subsidiaries may incur such financing and voluntarily prepay or refinance all or a portion of the New Loan Tranche with the proceeds thereof if such voluntary prepayment or refinancing is made at (A) 101.0% of the principal amount so prepaid or refinanced, if such prepayment or refinancing occurs within one year of the date the loans under the New Loan Tranche are made, or (B) 100.0% of the principal amount so prepaid or refinanced, if such prepayment or refinancing occurs after the one-year anniversary of the date the loans under the New Loan Tranche are made, (iv) after the repayment in full of the existing loans under the SFFC Senior Secured Term Loan Facility that are not purchased with the proceeds of the loans made under the New Loan Tranche, the borrowing base formula would be modified to increase the amount and expand the categories of assets eligible for inclusion in the borrowing base, and (v) after the repayment in full of the existing loans under the SFFC Senior Secured Term Loan Facility that are not purchased with the proceeds of the loans made under the

New Loan Tranche, certain restrictions contained in the negative covenants under the SFFC Facility Documents would be revised to provide for more flexibility for SFC and its subsidiaries.

Consummation of the New Loan Tranche and related concurrent purchase of existing loans under the SFFC Senior Secured Term Loan Facility is subject to the arrangement of a syndicate of lenders willing to participate in such transactions, and no assurance can be given that such transactions will be completed on the terms described above or at all.

In addition, we expect to repay a substantial portion of the SFFC Senior Secured Term Loan Facility with cash on hand by the end of September 2013 and retire the remaining balance (other than the New Loan Tranche) by the end of 2013.

A brief description of the SFFC Senior Secured Term Loan Facility is contained in, and a copy of the SFFC Senior Secured Term Loan Facility is attached as an exhibit to, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2011 and is incorporated herein by this reference.

Additional Disclosures

In connection with a proposed note offering, the Company anticipates disclosing to prospective investors the following information that has not been previously publicly reported:

The Company’s average monthly consumer loan origination volume per branch for the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013 was $191 thousand, $239 thousand, and $311 thousand, respectively.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGLEAF FINANCE CORPORATION

By:	/s/ Minchung (Macrina) Kgil
Name: Minchung (Macrina) Kgil
Title: Senior Vice President and Chief Financial Officer

Date: September 17, 2013